EXHIBIT 99.1

IZEA Provides COVID-19 Operations Update

Company Increases Q2 Managed Services YoY Bookings Growth Outlook from 25%+ to 40%+

Orlando, Florida (June 25, 2020) – IZEA Worldwide, Inc. (NASDAQ: IZEA), the premier provider of influencer marketing technology, data, and services for the world’s leading brands, provided an operations update to investors today. The company has revised and increased its Q2 2020 Managed Services bookings outlook from 25%+ to 40%+ following a series of new customer wins and renewals from existing customers. In addition to previously announced contract wins, the company has seen the return of another Global Fortune 500 customer, an electronics manufacturer, since the last update the company provided.

“Managed Services has seen meaningful year over year growth in Q2 despite the customer impacts surrounding COVID-19,” said Ted Murphy, IZEA’s Chairman and CEO. “I am incredibly proud of what our team has been able accomplish during a time of unprecedented global change. Many businesses are seeing dramatic decreases in sales and disruption of operations. The ability to deliver growth in these times underscores our adaptability and customer sector diversification. We also believe that COVID-19 has accelerated the shift in marketing spend for large advertisers, with the influencer marketing category being a net beneficiary. We are still very much so monitoring the changing landscape as it relates to COVID-19, but we are optimistic given the recovery of the core business since the effects of the pandemic were first felt .”

Bookings are a measure of all sales orders, minus any known or expected cancellations or refunds with respect to such sales orders or refunds. Management uses bookings to inform expectations of total sales activity. Subsequent revenue recognition and effective margins vary by revenue stream, and bookings are not always an indicator of revenue for the quarter and could be subject to future adjustment.

Remote Operations
IZEA previously announced that it temporarily closed all offices and chose not to renew the lease on its headquarters, which expired in April. The company expects to remain 100% remote through at least Q3 2020. IZEA will not be signing any new leases until such time that management feels employees would be safe and comfortable in an office environment. Travel and entertainment expenses have also been virtually eliminated at this time.

At-the-Market Offering Program
To date, IZEA has sold $15.15 million dollars of common stock at an average price of $2.26 a share. The company paid a 2% commission on the gross proceeds.

About IZEA Worldwide, Inc.
IZEA Worldwide, Inc. (“IZEA”) operates IZEAx, the premier online marketplace that connects marketers with content creators. IZEAx automates influencer marketing and custom content development, allowing brands and agencies to scale their marketing programs. IZEA creators include celebrities and accredited journalists. Creators are compensated for producing unique content such as long and short form text, videos, photos, status updates, and illustrations for marketers or distributing such content on behalf of marketers through their personal websites, blogs, and social media channels. Marketers receive influential content and engaging, shareable stories that drive awareness. For more information about IZEA, visit https://izea.com/.

Safe Harbor Statement
All statements in this release that are not based on historical fact are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “may,” “will,” “would,” “could,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” "likely," "projects," “plans,” "pursue," "strategy" or "future," or the negative of these words or other words or expressions of similar meaning. Examples of forward-looking statements include, among others, statements we make regarding expectations concerning IZEA’s ability to increase revenue and bookings, growth or maintenance of customer relationships, and expectations concerning IZEA’s business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including, among others, the following: competitive conditions in the content and social sponsorship segment in which IZEA operates; failure to popularize one or more of the marketplace platforms of IZEA; uncertainty relating to the effects of COVID-19, our ability to establish effective disclosure controls and procedures and internal control over financial reporting; our ability to satisfy the requirements for continued listing of our common stock on the Nasdaq Capital Market; changing economic conditions that are less favorable than expected; and other risks and uncertainties described in IZEA’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements made in this release speak only as of the date of this release, and IZEA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Press Contact
Martin Smith
IZEA Worldwide, Inc.
Phone: 407-674-6911
Email: ir@izea.com